Exhibit 99.5

[letter from C. Ron Cheeley, Senior Vice President Global Human Resources]


August 21, 2003



Dear Colleague:

As you will have read in the recent message from the EMT regarding our Value Enhancement Initiative, we will be offering a Voluntary Early Retirement Program to employees who are 50 years or older during 2003 with at least 5 years of vesting service. There are some limited exceptions to eligibility for this program including customer contact employees, employees dedicated to the fulfillment of the Company's consent decree obligations and other business critical employees.

This program will make a significant contribution to long-term cost containment as part of the Company's Action Agenda. We believe it can also be an important personal opportunity for individual colleagues. In essence, this new program allows eligible employees to retire earlier without sacrificing the additional pension benefits they would have accrued had they continued working additional years.

As you can appreciate, a program of this size requires a considerable initial investment on the part of the Company but delivers significant payroll and expense reduction in the coming years. We believe it is the right decision for our Company at this time.

It is important to emphasize that this is a completely voluntary program. While the terms of the program will be detailed in future communications, the basic idea is that, for those choosing to participate, five years of benefit service will be added to their length of service (up to maximum of 45 years) and five years will be added to their age (up to the normal retirement age of 65) for purposes of calculating pension benefits under the Company's retirement plan. For those who elect to participate, their last day worked will be December 31, 2003 with retirement effective January 1, 2004. This program will also be available to those who have previously retired with a retirement date earlier in 2003.

We recognize that the decision to retire is both complex and extremely personal, and we are encouraging eligible employees to learn more about this important offer. Therefore, to assist employees in making informed decisions, additional information (including how other compensation and benefits will be impacted) will be provided to eligible employees within the coming month through written materials and meetings conducted by Human Resources and Benefits representatives. Questions about the program should be addressed to those representatives.

Sincerely,